Natural Resource Partners L.P.
Reports Third Quarter 2007 Results
Third Quarter Highlights:
•	Distributable cash flow of $34.0 million, up 10% over 3Q06
•	Record revenues of $56.4 million, up 36%
•	Net income attributable to limited partners of $22.9 million, up 7%
•	Net income per unit decreases 17% to $0.35
•	Distribution increases for seventeenth consecutive quarter to $0.475 per unit
•	Guidance reaffirmed for 2007
HOUSTON, November 1, 2007 — Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP) today reported distributable cash flow, a non-GAAP measure, of $34.0 million, up 10% from the $31.0 million reported for the third quarter 2006. Net income attributable to the limited partners increased to $22.9 million for the third quarter of 2007, compared to $21.5 million for the third quarter of 2006. Net income per unit decreased from $0.42 for the third quarter 2006 to $0.35 per unit in the third quarter 2007.

	Highlights
	3Q07	2Q07	3Q06
	(in thousands except per ton and per unit)
Coal Production:	14,708	13,573	12,798
Coal Royalty Revenues:	$44,378	$40,733	$36,902
Average coal royalty revenue per ton:	$3.02	$3.00	$2.88
Total revenues:	$56,366	$51,097	$41,491
Net income to limited partners:	$22,902	$18,145	$21,483
Average units outstanding in quarter:	64,891	64,886	50,681
Net income per unit:	$0.35	$0.28	$0.42
Distributable cash flow:	$34,045	$43,511	$31,034
“Our third quarter results demonstrated improvement over our second quarter performance, largely due to the strengthening price environment for both metallurgical and steam coal,” said Nick Carter, President and Chief Operating Officer. “We are pleased with the operating performance of our lessees in the third quarter, and as a whole they have met our expectations for the quarter.”

NRP Reports 3rd Quarter 2007 Results	Page 2 of 10
“Distributable cash flow for the third quarter was down from second quarter due to changes in working capital and the allocation of $1.9 million to our quarterly debt service reserve in recognition of additional scheduled principal payments on another series of senior notes that will begin amortizing in July 2008,” said Dwight Dunlap, Chief Financial Officer.
Third Quarter and Nine Month Results
Revenues
Third Quarter
Total revenues increased 36% to a record $56.4 million for the third quarter of 2007, compared to $41.5 million reported for the same period last year. Third quarter 2007 coal royalty revenues increased 20% to $44.4 million from $36.9 million last year as the partnership continued to experience increased coal royalty revenues per ton in all regions, with an overall average coal royalty revenue per ton of $3.02. Total production for the partnership in the third quarter was 14.7 million tons compared to 12.8 million tons in 2006. Aggregate royalties, coal processing fees and transportation fees generated approximately $4.5 million in the third quarter of 2007 versus $0.2 million in the same period last year, the first quarter for these operations.
Nine Months
Total revenues improved to $157.7 million, or 22% over the first nine months of 2006, while distributable cash flow increased 11% to $105.9 million over the same period. Coal royalty revenues increased 12% to $126.1 million, largely the result of improved pricing. Average royalty revenue per ton increased to $3.02 from $2.80, or 8%, while NRP’s total production increased approximately 4% to 41.8 million tons over the nine month comparative period. Aggregate royalties, coal processing fees and transportation fees, generated approximately $11.5 million for the first nine months of 2007 versus $0.2 million in the same period last year.
Expenses
Third Quarter
Total expenses increased $8.2 million to $21.1 million in the third quarter. Depreciation, depletion and amortization, a non-cash item, accounted for $6.0 million, or approximately 73% of the increase, primarily as a result of acquisitions over the last year. Property, franchise and other taxes nearly doubled to $4.0 million mainly due to taxes on acquisitions acquired since last year, of which the majority of the property taxes are offset by reimbursements from our lessees, which are recorded in revenues. The remainder is due to additional franchise taxes.
Interest expense increased $3.1 million over the third quarter last year to $7.1 million due to additional borrowings associated with acquisitions completed during the last year.
Nine Months
For the nine month period, total expenses increased $24.1 million to $64.9 million, $15.2 million of which was associated with depreciation, depletion and amortization and $4.1

NRP Reports 3rd Quarter 2007 Results	Page 3 of 10
million was associated with property, franchise and other taxes, both due to the same reasons discussed earlier. In addition, general and administrative expenses increased $4.9 million mainly due to increases in personnel, salaries, and incentive compensation accruals; increased costs associated with reporting partners’ tax information; and increases in the allowance for doubtful accounts.
Interest expense for the nine month period increased by $10.3 million due to increased borrowings associated with acquisitions.
Net Income
Third quarter
While total revenues for the third quarter increased by $14.9 million over third quarter 2006, net income attributable to the limited partners only increased $1.4 million to $22.9 million. The increase in revenues was largely offset by increases in expenses primarily due to increases in depreciation, depletion and amortization as well as interest on debt incurred to finance NRP’s recent acquisitions. Net income per unit decreased $0.07 to $0.35 per unit mainly due to approximately 14.2 million additional units that have been issued for acquisitions, some of which are under development and not yet generating significant revenues, since the third quarter 2006.
Nine months
For the nine month period, net income attributable to the limited partners decreased $10.1 million to $58.8 million, or $0.91 per unit for the reasons discussed previously.
Distributable Cash Flow
Third quarter
Distributable cash flow increased $3.0 million, or 10%, over the same quarter last year predominantly due to increases in net income. In the third quarter 2007, NRP reserved $1.9 million for one quarter of the debt payment due in July 2008.
Nine months
For the nine month period distributable cash flow increased $10.4 million, or 11%, predominantly due to increases in deferred revenue and depreciation, depletion and amortization, offset by a decline in net income.
Update on Acquired Properties and Outlook
The Gatling WV property has continued to experience operational issues while ramping up to full production but the mining conditions and operating results are steadily improving.
The Williamson operation in Illinois is currently at full production during the development phase of the longwall. The longwall is expected to be operational sometime in the first quarter of 2008. Coal is currently being shipped and the stockpile is also being reduced, which will generate increased coal royalty revenues and transportation fees for NRP in the fourth quarter. We anticipate those revenue streams will significantly increase in 2008 as longwall production commences.

NRP Reports 3rd Quarter 2007 Results	Page 4 of 10
While the properties acquired in the Dingess-Rum acquisition have contributed significantly to NRP’s 2007 coal royalty revenues, the properties continue to substantially underperform expectations as a result of continued geological and operational issues. However, recent mine plan changes at one of the operations should improve production over current levels.
Because NRP’s other lessees are collectively producing and selling coal as forecasted and prices are improving, NRP is reaffirming the guidance issued in August 2007 and anticipates issuing next year’s guidance in January 2008.
Current Market
“This quarter we have seen improvements in prices in all regions over the second quarter of this year. These increases more than offset some modest declines in sales in Northern and Southern Appalachia as some of our lessees have coal ready for export and awaiting ships. We are seeing significantly stronger export markets for both metallurgical coal as well as steam coal, which will bode well for improved pricing going into 2008,” said Nick Carter. “We continue to believe that our concentration in metallurgical coal, with approximately 25% of our reserves and 23% of our current production, could benefit us significantly in the future.”
Distributions
As reported on October 17, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.475 per unit, an increase of $0.01 per unit, for both the common units traded under the symbol NRP and the subordinated units traded as NSP. This made the seventeenth consecutive increase in the quarterly distribution and represented a 2.2% increase over the second quarter distribution and an 11.8% increase over the third quarter last year.
Capital Structure
Following the payment of the third quarter distribution, all financial conditions precedent to the conversion of the subordinated units into common units required by the partnership agreement, will have been satisfied. After the close of trading on November 14, all outstanding subordinated units will convert, in a tax free conversion, on a one-for-one basis into common units. Following this transaction, the subordinated units will no longer exist and NRP will be the only remaining security that trades on the NYSE for Natural Resource Partners L.P.
Company Profile
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and

NRP Reports 3rd Quarter 2007 Results	Page 5 of 10
transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2007 outlook and current coal market conditions. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

07-22	-Financial statements follow-

NRP Reports 3rd Quarter 2007 Results	Page 6 of 10
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)
(Unaudited)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$3,941	$2,292	$11,064	$8,330
Central	29,662	24,568	88,248	74,953
Southern	4,649	5,471	13,677	16,088

Total Appalachia	$38,252	$32,331	$112,989	$99,371
Illinois Basin	2,462	808	4,941	4,465
Northern Powder River	3,664	3,763	8,154	8,703

Basin
Total	$44,378	$36,902	$126,084	$112,539

Coal royalty production (tons):
Appalachia
Northern	1,640	1,177	4,875	4,391
Central	8,927	7,873	27,022	24,050
Southern	1,184	1,395	3,514	4,256

Total Appalachia	11,751	10,445	35,411	32,697
Illinois Basin	1,147	368	2,307	2,507
Northern Powder River	1,810	1,985	4,072	4,983

Basin
Total	14,708	12,798	41,790	40,187

Average royalty revenue per ton:
Appalachia
Northern	$2.40	$1.95	$2.27	$1.90
Central	3.32	3.12	3.27	3.12
Southern	3.93	3.92	3.89	3.78
Total Appalachia	3.26	3.10	3.19	3.04
Illinois Basin	2.15	2.20	2.14	1.78
Northern Powder River Basin	2.02	1.90	2.00	1.75

Combined average royalty revenue per ton	$3.02	$2.88	$3.02	$2.80

Aggregates:
Royalty revenues	$2,096	—	$5,785	—
Production:	1,583	—	4,455	—
Average base royalty per ton:	$1.32	—	$1.30	—

NRP Reports 3rd Quarter 2007 Results	Page 7 of 10
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenues:
Coal royalties	$44,378	$36,902	$126,084	$112,539
Aggregate royalties	2,096	—	5,785	—
Coal processing fees	1,374	203	3,404	203
Transportation fees	1,000	—	2,306	—
Oil and gas royalties	1,388	853	3,924	3,500
Property taxes	2,963	1,532	7,836	4,827
Minimums recognized as revenue	913	633	1,698	1,254
Override royalties	953	283	2,994	767
Other	1,301	1,085	3,639	5,911

Total revenues	56,366	41,491	157,670	129,001
Operating costs and expenses:
Depreciation, depletion and amortization	13,045	7,009	37,324	22,098
General and administrative	3,687	3,475	15,880	11,010
Property, franchise and other taxes	3,993	2,142	10,618	6,486
Transportation costs	79	—	149	—
Coal royalty and override payments	246	296	914	1,250

Total operating costs and expenses	21,050	12,922	64,885	40,844

Income from operations	35,316	28,569	92,785	88,157
Other income (expense)
Interest expense	(7,124)	(3,960)	(21,584)	(11,253)
Interest income	736	665	2,239	1,938

Net income	$28,928	$25,274	$73,440	$78,842

Net income attributable to:(1)
General partner	$4,119	$2,641	$10,012	$6,989

Holders of incentive distribution rights	$1,907	$1,150	$4,602	$2,914

Limited partners	$22,902	$21,483	$58,826	$68,939

Basic and diluted net income per limited partner unit:
Common	$0.35	$0.42	$0.91	$1.36

Subordinated	$0.35	$0.42	$0.91	$1.36

Weighted average number of units outstanding:
Common	53,537	33,651	53,009	33,651

Subordinated	11,354	17,030	11,354	17,030

(1)	Net income is allocated among the limited partners, the general partner and holders of the incentive distribution rights (IDRs) based upon their pro rata share of distributions. The IDRs are allocated 65% to the general partner and the remaining 35% to affiliates of the general partner. The IDRs allocated to the general partner are included in the net income attributable to the general partner.

NRP Reports 3rd Quarter 2007 Results	Page 8 of 10
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income	$28,928	$25,274	$73,440	$78,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	13,045	7,009	37,324	22,098
Non-cash interest charge	117	97	326	288
Gain from sale of assets	—	—	—	(2,634)
Change in operating assets and liabilities:
Accounts receivable	(4,835)	(2,332)	(7,634)	(2,439)
Other assets	326	282	883	525
Accounts payable and accrued liabilities	77	255	(217)	235
Accrued interest	(2,763)	1,020	(166)	2,237
Deferred revenue	2,890	625	10,807	1,033
Accrued incentive plan expenses	495	996	(138)	2,506
Property, franchise and other taxes payable	45	158	304	(147)

Net cash provided by operating activities	38,325	33,384	114,929	102,544

Cash flows from investing activities:
Acquisition of land, plant and equipment, coal and other mineral rights	(7,435)	(54,401)	(40,068)	(105,839)
Proceeds from sale of timber assets	—	—	—	4,761
Cash placed in restricted accounts	74	—	(6,240)	—

Net cash used in investing activities	(7,361)	(54,401)	(46,308)	(101,078)

Cash flows from financing activities:
Proceeds from loans	7,000	53,000	262,400	103,000
Deferred financing costs	(6)	—	(1,292)	—
Repayments of loans	(400)	—	(235,942)	(24,350)
Distributions to partners	(37,635)	(23,819)	(108,099)	(67,023)
Contribution by general partner	—	—	2,645	—

Net cash used in financing activities	(31,041)	29,181	(80,288)	11,627

Net (decrease) or increase in cash and cash equivalents	(77)	8,164	(11,667)	13,093
Cash and cash equivalents at beginning of period	54,454	52,620	66,044	47,691

Cash and cash equivalents at end of period	$54,377	$60,784	$54,377	$60,784

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$9,752	$2,841	$21,379	$8,702

Non-cash investing activities:
Units issued for assets and liabilities	$—	$—	$350,741	$—
Liability assumed in business combination	39	—	1,989	—

NRP Reports 3rd Quarter 2007 Results	Page 9 of 10
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands)
ASSETS

	September 30,	December 31,
	2007	2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$54,377	$66,044
Restricted cash	6,240	—
Accounts receivable, net of allowance for doubtful accounts	30,003	23,357
Accounts receivable — affiliate	1,009	21
Other	237	1,411

Total current assets	91,866	90,833
Land	24,532	17,781
Plant and equipment, net	61,650	29,615
Coal and other mineral rights, net	1,004,081	798,135
Intangible assets	111,179	—
Loan financing costs, net	3,202	2,197
Other assets, net	825	932

Total assets	$1,297,335	$939,493

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$2,550	$1,041
Accounts payable — affiliate	368	105
Current portion of long-term debt	17,234	9,542
Accrued incentive plan expenses — current portion	4,260	5,418
Property, franchise and other taxes payable	4,634	4,330
Accrued interest	3,680	3,846

Total current liabilities	32,726	24,282
Deferred revenue	31,461	20,654
Asset retirement obligation	39	—
Accrued incentive plan expenses	5,599	4,579
Long-term debt	473,057	454,291
Partners’ capital:
Common units	661,094	338,912
Subordinated units	78,701	83,772
General partner’s interest	15,418	12,138
Holders of incentive distribution rights	(48)	1,616
Accumulated other comprehensive loss	(712)	(751)

Total partners’ capital	754,453	435,687

Total liabilities and partners’ capital	$1,297,335	$939,493

NRP Reports 3rd Quarter 2007 Results	Page 10 of 10
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(In thousands)
(Unaudited)

	Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Cash flow from operations	$38,325	$33,384	$114,929	$102,544
Less scheduled principal payments	—	—	(9,350)	(9,350)
Less reserves for future principal payments	(4,280)	(2,350)	(9,080)	(7,050)
Add reserves used for scheduled principal payments	—	—	9,400	9,400

Distributable cash flow	$34,045	$31,034	$105,899	$95,544

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